REVOCABLE PROXY
                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.

(X) PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS
January 27, 1999   11:00 a.m. Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints the official proxy committee of the Board of Directors of Northeast Pennsylvania Financial Corp. (the "Company"), each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on January 27, 1999 at 11:00 a.m. Eastern Time, at the Ramada Inn, Route 309 North, Hazleton, Pennsylvania, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1. The election as directors of all nominees listed (except as marked to the contrary below):

     ( ) For              ( ) Withhold           ( ) For All Except

     Barbara M. Ecker     R. Peter Haentjens, Jr.     William J. Spear

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

                        _______________________________

2.   The  ratification  of  the  appointment  of  KPMG  Peat  Marwick,   LLP  as
     independent auditors of Northeast Pennsylvania Financial Corp. for the fiscal year ending September 30, 1999.

     ( ) For              ( ) Against            ( ) Abstain

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.       (  )

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated December 24, 1998 and of the Annual Report to Shareholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder may sign but only one signature is required. If shares are held in a custodian account, it is necessary for the custodian to sign the card as well as the account holder.

Please be sure to sign and date this Proxy in the box below.
                                                  -----------------------------
                                                  : Date                      :
                                                  :                           :
 -----------------------------------------------------------------------------
:                                                                             :
:                                                                             :
-------- Stockholder sign above -------- Co-holder (if any) sign above --------


   Detach above card, sign, date and mail in postage paid envelope provided.
                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy committee in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

            PLEASE COMPLETE DATE, SIGN, AND PROMPTLY MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                               12 E. Broad Street
                          Hazleton, Pennsylvania 18201
                                 (717) 459-3700


                                                             December 24, 1998

Fellow Shareholders:

         You are cordially invited to attend the 1999 annual meeting of shareholders (the "Annual Meeting") of Northeast Pennsylvania Financial Corp. (the "Company"), the holding company for First Federal Bank (the "Bank"), Hazleton, Pennsylvania, which will be held on January 27, 1999 at 11:00 a.m., Eastern Time, at the Ramada Inn, Route 309 North, Hazleton, Pennsylvania.

         The attached Notice of the Annual Meeting and the Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of the Company as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that you may have regarding the business to be transacted.

         The Board of Directors of the Company has determined that matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you vote "FOR" each of the nominees as directors specified under Proposal 1, and that you vote "FOR" Proposal 2, the ratification of the independent auditors.

         Please  sign  and  return  the  enclosed  proxy  card  promptly.   Your
cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting.

         On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.


                              Sincerely yours,

                              /s/ Thomas L. Kennedy
                              Thomas L. Kennedy
                              Chairman of the Board

                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                               12 E. Broad Street
                          Hazleton, Pennsylvania 18201
                                 (717) 459-3700

                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on January 27, 1999
                       ----------------------------------


         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Northeast Pennsylvania Financial Corp. (the "Company"), the holding company for First Federal Bank (the "Bank"), will be held on January 27, 1999 at 11:00 a.m., Eastern Time, at the Ramada Inn, Route 309 North, Hazleton, Pennsylvania.

         The purpose of the Annual Meeting is to consider and vote upon the following matters:

         1.      The election of three directors to a three-year term of office;

         2. The ratification of the appointment of KPMG Peat Marwick LLP, as independent auditors of the Company for the fiscal year ending September 30, 1999; and

         3. Such other matters as may properly come before the meeting and at any adjournments thereof, including whether or not to adjourn the meeting.

         The Board of Directors has established December 4, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available at Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazleton, Pennsylvania 18201, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting itself.


                                        By Order of the Board of Directors


                                        /s/ Megan Kennedy
                                        Megan Kennedy
                                        Corporate Secretary

Hazleton, Pennsylvania
December 24, 1998

                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                             -----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                January 27, 1999
                             -----------------------

Solicitation and Voting of Proxies

         This Proxy Statement is being furnished to shareholders of Northeast Pennsylvania Financial Corp. (the "Company") in connection with the solicitation by the Board of Directors ("Board of Directors" or "Board") of proxies to be used at the annual meeting of shareholders (the "Annual Meeting"), to be held on January 27, 1999, at 11:00 a.m., Eastern Time, at the Ramada Inn, Route 309 North, Hazleton, Pennsylvania, and at any adjournments thereof. The 1998 Annual Report to Stockholders, including the consolidated financial statements of the Company for the fiscal year ended September 30, 1998, accompanies this Proxy Statement which is first being mailed to record holders on or about December 24, 1998.

         Regardless of the number of shares of common stock owned, it is necessary for a Quorum that record holders of a majority of the shares be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted by the Board of Directors in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of the nominees for director named in this Proxy Statement and "FOR" the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1999.

         Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

         A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to attend the Annual Meeting and vote personally at the Annual Meeting.

         The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Kissel-Blake Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, First Federal Bank (the "Bank"), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

         The securities which may be voted at the Annual Meeting consist of shares of common stock of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below.

         The close of business on December 4, 1998, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 6,170,256 shares.

         As provided in the Company's Certificate of Incorporation, for voting purposes, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit and are not treated as outstanding for voting purposes. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to the Company to enable the Board of Directors to implement and apply the Limit.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

         As to the election of directors (Proposal 1), the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company (Proposal 2) and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on such item.

         Proxies solicited hereby are to be returned to the Company's transfer agent, Registrar and Transfer Company ("RTC"). The Board of Directors has designated RTC to act as the inspector of election and to tabulate the votes at the Annual Meeting. RTC is not otherwise employed by, or a director of, the Company or any of its affiliates. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company.

Security Ownership of Certain Beneficial Owners

         The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of the Record Date.


                                        Name and Address of
     Title of Class                      Beneficial Owner                   Number of Shares       Percent of Class
------------------------     -----------------------------------------     ------------------    ------------------

Common Stock                 First Federal Bank Employee Stock                514,188 (1)               8.3%
                             Ownership Plan and Trust (the "ESOP")
                             12 E. Broad Street
                             Hazleton, Pennsylvania 18201

Common Stock                 First Federal Charitable Foundation (the         476,100 (2)               7.7%
                             "Foundation")
                             12 E. Broad Street
                             Hazleton, Pennsylvania 18201

Common Stock                 Bay Pond Partners, L.P. (3)                        339,300                 5.5%
                             75 State Street
                             Boston, Massachusetts 02109

Common Stock                 Frederick J. Jaindl et al. (4)                     325,889                 5.3%
                             3150 Coffeetown Road
                             Orefield, Pennsylvania  18069

(1) Shares of Common Stock were acquired by the ESOP in the Bank's Conversion. The ESOP Committee administers the ESOP. First Bankers Trust, N.A. has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of December 4, 1998, no shares had been allocated under the ESOP. Under the ESOP, unallocated shares and allocated shares as to which voting instructions are not given by participants are to be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(2) The Foundation was established and funded by the Company in connection with the Bank's Conversion with an amount of the Company's Common Stock equal to 7.4% of the total amount of Common Stock issued in the Conversion. The Foundation is a Delaware non-stock corporation and is dedicated to the promotion of charitable purposes within the communities in which the Bank operates. The Foundation is governed by a board of directors with five members, four of whom are directors or officers of the Company or the Bank. The fifth is an individual from the Bank's local community. Pursuant to the terms of the contribution of Common Stock, as mandated by the Office of Thrift Supervision ("OTS"), all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by shareholders of the Company.
(3) Based on information filed in a Schedule 13G filed on April 15, 1998, Bay Pond Partners, L.P. may be deemed the beneficial owner of 339,300 shares.
(4) Based on information filed in a Schedule 13D on September 16, 1998, Frederick J. Jaindl et al. may be deemed beneficial owners of 325,889 shares.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of nine (9) directors and is divided into three classes. Each of the nine members of the Board of Directors also presently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

     The three nominees  proposed for election at the Annual Meeting are Barbara
M. Ecker, R. Peter Haentjens, Jr., and William J. Spear. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

         In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed proxy card will be voted "FOR" the election of all nominees proposed by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors

         The following table sets forth, as of the Record Date, the names of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, the year in which each became a director and the year in which their terms (or, in the case of nominees, their proposed terms) as director of the Company expire. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and all directors and executive officers as a group as of the Record Date.


                                                                                      Amount and
                                                                    Expiration        Nature of        Ownership
 Name and Principal Occupation at Present              Director     of Term as        Beneficial      as a Percent
          and for Past Five Years              Age     Since(1)      Director        Ownership(2)       of Class
-------------------------------------------  -------   ----------  -------------     --------------- --------------

NOMINEES
Barbara M. Ecker
     Certified Public Accountant, Hazleton
     St. Joseph Medical Center.                56        1987          2002           34,500(3)(5)         *

R. Peter Haentjens, Jr.
     Vice President and General Manager of
     Hazleton Pumps, Inc.                      53        1981          2002           29,500(3)(5)         *

William J. Spear
     Owner and President of Hazle Drugs,
     Inc., a retail pharmacy.                  62        1981          2002           23,500(3)(5)         *




                                                                                      Amount and
                                                                    Expiration        Nature of        Ownership
 Name and Principal Occupation at Present              Director     of Term as        Beneficial      as a Percent
          and for Past Five Years              Age     Since(1)      Director        Ownership(2)       of Class
-------------------------------------------  -------   ----------  -------------     --------------- --------------
CONTINUING DIRECTORS
Thomas L. Kennedy
     President, Kennedy and Lucadamo,
     P.C. and Chairman of the Board of the
     Company and the Bank.                     54        1985          2001           88,947(4)(6)      1.44%

E. Lee Beard
     President and Chief Executive Officer
     of the Company and the Bank.              47        1993          2001           77,221(4)(6)      1.25%

Paul L. Conard
     Retired Administrator from Bloomsburg
     University.                               65        1989          2000           12,000(3)(5)        *

Dr. William R. Davidson
     Adjunct faculty member at Widener
     University and part-time instructor at
     Penn State Schuylkill Campus.             62        1988          2001           19,500(3)(5)         *

Hon. John P. Lavelle
     President Judge for the Court of
     Common Pleas of Carbon County.            67        1972          2000           27,000(3)(5)         *

Michael J. Leib
     President of Weatherly Casting &
     Machine Company.                          50        1989          2000           31,500(3)(5)         *

All directors and executive officers           --        --             --           417,934(7)          6.77%
  as a group (13 persons)..................

*    Does not exceed 1.0% of the Company's voting securities.
(1)  Includes years of service as a director of the Bank.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family members) voting or dispositive power as to shares reported.
(3) Includes 9,500 shares awarded to each outside director under the Northeast Pennsylvania Financial Corp. 1998 Stock- Based Incentive Plan (the "Incentive Plan"). Such awards commence vesting at a rate of 20% per year beginning October 27, 1999.
(4) Includes 48,575 and 59,125 shares awarded to Mr. Kennedy and Ms. Beard, respectively, under the Incentive Plan. Such awards commence vesting at a rate of 20% per year beginning October 27, 1999 but will vest immediately upon death or disability. Each participant presently has voting power as to the shares awarded.
(5) Excludes 21,000 shares subject to options granted to each outside director under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on October 27, 1999 but will vest immediately upon death or disability.
(6) Excludes 144,616 shares for Mr. Kennedy and 160,684 shares for Ms. Beard subject to options granted to each of these named executive officers under the Incentive Plan. Shares subject to options granted under the Incentive Plan vest at a rate of 20% per year commencing on October 27, 1999 but will vest immediately upon death or disability.
(7) Includes a total of 216,200 shares awarded under the Incentive Plan as to which voting may be directed. Excludes a total of 452,400 shares subject to options granted under the Incentive Plan.

Meetings of the Board of Directors and Committees of the Board of Directors

         The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors of the Company generally meets on a monthly basis and may have additional meetings as needed. During the fiscal year ended September 30, 1998, the Board of Directors of the Company, which was formed on December 16, 1997, held 13 meetings primarily related to organizational and other matters in connection with the formation of the Company and the acquisition of the Bank through the Conversion. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during the fiscal year ended September 30, 1998. The Board of Directors of the Company maintain committees, the nature and composition of which are described below:

         Audit Committee. The Audit Committees of the Company and of the Bank consist of Ms. Ecker and Messrs. Conard, Lavelle, Leib and Spear. These committees are responsible for the review of audit reports and management's actions regarding the implementation of audit findings and to review compliance with all relevant laws and regulations. The Audit Committee of the Company and the Bank, on occasion, will conduct joint meetings. Due to the timing of the Conversion, the Audit Committee of the Company did not meet in fiscal 1998. The Audit Committee of the Bank met five times in fiscal 1998.

         Nominating Committee. The Company's Nominating Committee for the 1999 Annual Meeting consists of Ms. Beard and Messrs. Kennedy, Conard, Davidson, Lavelle and Leib. The Company's Certificate of Incorporation and Bylaws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. See "Additional Information--Notice of Business to be Conducted at a Special or Annual Meeting." The Nominating Committee met on October 27, 1998.

     Personnel and Compensation Committee. The Personnel and Compensation Committee of the Company consists of Ms. Beard and Messrs. Davidson, Kennedy, Lavelle and Leib. The committee is responsible for all matters regarding compensation and fringe benefits for officers and employees of the Company and meets on an as needed basis. The Personnel and Compensation Committee of the Company met one time in fiscal 1998.

Directors' Compensation

         Directors' Fees. All directors of the Bank are currently paid an annual retainer of $10,500, paid quarterly, and $325 for each Board meeting attended. All non-employee directors of the Bank also receive $325 for each committee meeting attended. All directors of the Company are paid an annual retainer fee of $4,000.

         Incentive Plan. Under the Incentive Plan which was adopted by the Company's shareholders on October 21, 1998, each member of the Board of Directors of the Company who is not an officer or employee of the Company or the Bank received non-statutory stock options to purchase 21,000 shares of the Common Stock at an exercise price of $11.75, the fair market value of the Common Stock on October 27, 1998, the date the option was granted and stock awards for 9,500 shares (collectively "Directors' Awards"). The Directors' Awards initially granted under the Incentive Plan will vest over a five-year period, at a rate of 20% each year commencing on the first anniversary of the date of the grant.

Board Report on Executive Compensation

         The report of the Board and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Board Report on Executive Compensation. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the other executive officers of the Company. The disclosure requirements for these executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Board of Directors has prepared the following report for inclusion in this proxy statement.

         Compensation Policies. The policies and objectives of the Board are designed to assist the Company in attracting and retaining qualified executives, to recognize individual contributions towards achieving strategic business initiatives and reward them for their achievement and to closely align the financial interests of the executive officers with those of its shareholders. In furtherance of these objectives, the Company and the Bank maintain a compensation program for executives officers which consists of both cash and equity based compensation. Only disinterested members of the Board of Directors recommend base salaries for the executive officers and the Chairman of the Board.

         The Board sets the level of annual salaries for the President and Chief Executive Officer and Chairman of the Board, generally based upon a review of the performance of the President and Chief Executive Officer, Chairman of the Board and the Company during the prior year and competitive data for that position. The President and Chief Executive Officer and the Chairman of the Board are then responsible for determining the base salaries of the remaining executive officers.

         In addition, in order to align the interests and performance of its executive officers with the long term interests of its stockholders, the Company and the Bank adopted plans which reward the executives for delivering long-term value to the Company and the Bank through stock ownership.

         The compensation package available to executive officers is composed of the following components:

               (i)      Base Salary;
               (ii)     Performance Incentive Plan; and
               (iii) Long Term Incentive Compensation, including Option and Stock Awards.

     Ms. Beard and Mr. Kennedy have employment agreements which specify a base salary and require an annual review of such salary. In addition, Ms. Beard and Mr. Kennedy and all other executive officers of the Company and the Bank participate in other benefit plans available to all employees including the ESOP.

         Base Salaries. The salary levels are intended to be consistent and competitive with the practices of other comparable financial institutions and each executive's level of responsibility. The Board consulted surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in Pennsylvania and the Mid-Atlantic region. The surveys primarily used by the Committee were based on the 1997 SNL Executive Compensation Review and the 1997 America's Community Bankers Compensation Survey for Savings Institutions, which covers mutual and stock owned thrifts.

         Although no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

         Performance Incentive Plan. The Bank maintains the First Federal Bank Performance Incentive Plan ("Performance Incentive Plan"). The Performance Incentive Plan was designed by senior officers and approved by the Board to give all employees an incentive for effectively operating the Bank. The Performance Incentive Plan provides all employees an opportunity to earn semi-annual cash payments, equal to a certain percentage of their base salaries upon the attainment of specific performance goals. In establishing the performance goals the Bank considers the following financial criteria: (i) net burden ratio; and
(ii) return on equity.

         Long Term Incentive Compensation. The Company maintains the Incentive Plan under which executive officers may receive grants and awards of Common Stock and options to purchase Common Stock of the Company. The Board believes that stock ownership is a significant incentive in building shareholder value and aligning the interests of employees with shareholders. Following the approval of the Incentive Plan by shareholders on October 21, 1998, all executive officers received grants and awards of Common Stock and options to purchase Common Stock which vest in five equal installments; the first of which begins October 27, 1999. The Board granted awards to executive officers after considering recommendations made by an independent compensation consultant. The exercise price of options granted was the market value of the Common Stock on the date of pricing of the grants. The value of this component of compensation increases as the Common Stock of the Company appreciates in value.

         Chief Executive Compensation. The Chief Executive Officer was evaluated on her performance in managing the Company, including the effort related to operating the Company in its first year as a public company, fiscal performance, and stock appreciation. Certain quantitative and qualitative factors were reviewed to determine the Chief Executive Officer's compensation. Following a review of the Chief Executive's performance, it was determined that the total cash compensation for the Chief Executive Officer would be established according to an analysis of the Chief Executive Officer's base salary in comparison to peer institutions with specific consideration given to the level of the Bank's operations in comparison to peer institutions.

                               Board of Directors


     Thomas L. Kennedy                            R. Peter Haentjens, Jr.
     E. Lee Beard                                 John P. Lavelle
     Paul L. Conard                               Michael J. Leib
     William R. Davidson                          William J. Spear
     Barbara M. Ecker

         Stock Performance Graph. The following graph shows a comparison of total stockholder return on the Company's Common Stock based on the market price of Common Stock, with the cumulative total returns for the companies on The American Stock Exchange Index and The American Stock Exchange Savings Institutions Index for the period beginning on April 1, 1998, the day the Company's Common Stock began trading, through October 31, 1998. The graph was derived from a very limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock. The data was supplied by the Center for Research in Security Prices, a data service provider for publicly traded financial institutions.

                            Comparison of Cumulative
               Total Return Among the Company, The American Stock
    Exchange Index and The American Stock Exchange Savings Institutions Index



[GRAPH]
                            04/01/98    04/30/98   05/29/98  06/30/98
-------------------------------------------------------------------------------
Northeast Pennsylvania
Financial Corp.               100.000    100.000    95.968     91.129
The American Stock Exchange   100.000    102.744    99.248    105.270
The American Stock Exchange
  Savings Institution Index   100.000     95.692    94.636     94.416


                             07/30/98    08/28/98   09/30/98   10/30/98
-------------------------------------------------------------------------------
Northeast Pennsylvania
Financial Corp.                88.306     65.726     72.581     73.387
The American Stock Exchange   104.115     85.110     78.048     88.397
The American Stock Exchange
  Savings Institution Index    90.213     74.210     70.216     71.084


Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end is not a trading day, the preceding trading day is used.
D. The index level for all series was set to 100.000 on 04/01/98, the first day of trading of Northeast Pennsylvania Financial Corp. Common Stock. For Northeast Pennsylvania Financial Corp., the index commenced witht he closing on the first day of trading for Northeast Pennsylvania Financial Corp. Common Stock of $15.50 per share.

         Summary Compensation Table. The following table sets forth the cash compensation paid as well as other compensation paid or accrued for services rendered in all capacities during fiscal years ended September 30, 1998 and 1997 to the Chief Executive Officer of the Company and the Bank.


                                                                         Long-Term Compensation
                                                                     -------------------------------
                                        Annual Compensation(1)               Awards           Payouts
                                   --------------------------------  ----------------------   ------
                                                          Other     Restricted  Securities
                                                          Annual      Stock     Underlying    LTIP      All Other
Name and                  Fiscal    Salary    Bonus    Compensation   Awards   Options/SARs  Payouts  Compensation
Principal Position       Year (2)     ($)      ($)       ($)(3)       ($)(4)     (#)(5)      ($) (6)     ($)(7)
-----------------        --------  --------  --------  ------------  --------  ------------   ------  ------------

E. Lee Beard..........     1998    $171,931   $23,558      --          --          --          --           $5,330
   President and Chief     1997     148,770    23,059      --          --          --          --            4,626
   Executive Officer

(1) Under Annual Compensation, the column titled "Salary" includes director's fees for Ms. Beard.
(2) Neither the Company nor its predecessor, the Bank, was a reporting  company with  respect to the 1996 fiscal  year.
(3) For fiscal years 1998 and 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For fiscal years 1998 and 1997, the Bank had no restricted stock or stock related plans in existence.
(4) No stock awards were granted or earned in fiscal years 1998 or 1997.
(5) No stock options or SARs were earned or granted in fiscal years 1998 or 1997.
(6)For fiscal years 1998 and 1997, there were no payouts or awards under any long-term incentive plan.
(7) Other Compensation consists of the Bank's matching contribution under the Bank's 401(k) Plan.


     Employment Agreements. The Company and the Bank entered into employment agreements with Ms. Beard and Mr. Kennedy, (individually, the "Executive") (collectively, the "Employment Agreements") which became effective as of March 31, 1998. The Employment Agreements are intended to ensure that the Company and the Bank will be able to maintain a stable and competent management base. The continued success of the Company and the Bank depends to a significant degree on the skills and competence of Ms. Beard and Mr. Kennedy.

         The Employment Agreements provide for three-year terms for each Executive. The terms of the Company Employment Agreements shall be extended on a daily basis, unless written notice of non-renewal is given by the Board of Directors. The Bank Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salaries currently effective for such Employment Agreements for Ms. Beard and Mr. Kennedy are $182,000 and $118,000, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to similarly situated executive personnel. The Employment Agreements provide for termination by the Company or the Bank for cause, as defined in the Employment Agreements, at any time. In the event the Company and the Bank choose to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Company and the Bank upon: (i) failure to re-elect the Executive to his current offices;
(ii) a material change in the Executive's functions, duties or responsibilities;
(iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Company or the Bank; or (v) a breach of the Employment Agreement by the Company or the Bank, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Company and the Bank during the remaining term of the Employment Agreement. The Company and the Bank would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Bank for one year.

         Under  the   Employment   Agreements,   if  voluntary  or   involuntary
termination follows a change in control of the Company or the Bank, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Company and the Bank would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both the Company and the Bank Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

         Payment under the Company's Employment Agreement would be made by the Company. Payments to the Executive under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Company or the Bank, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Company and the Bank shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Company or the Bank, the total amount of payments due under both of the Agreements, based solely on the current base salaries for Ms. Beard and Mr. Kennedy and excluding any benefits under any employee benefit plan which may be payable, would be approximately $900,000.

Employee Benefit Plans

         Incentive Plan. The Company's shareholders adopted the Incentive Plan on October 21, 1998. It provides discretionary awards of options to purchase Common Stock and awards of Common Stock to officers, directors and key employees as determined by a committee of the Board of Directors.

         Retirement Plan. The Bank participates in the Financial Institutions Retirement Fund (the "Retirement Fund") to provide retirement benefits for eligible employees. Employees are generally eligible to participate in the Retirement Plan after the completion of 12 consecutive months of employment with the Bank and the attainment of age 21. Hourly paid employees are excluded from participating in the Retirement Plan. Benefits payable to a participant under the Retirement Plan are based on the participant's years of service and salary. The formula for normal retirement benefits payable annually under the Retirement Plan is 2% multiplied by years of benefit service multiplied by the average of the participant's highest three years of salary paid by the Bank. A participant may elect early retirement as early as age 45. However, such participant's normal retirement benefits will be reduced by an early retirement factor based on an age at early retirement. Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service with the Bank. Following the completion of five years of vesting service, or in the event of a participant's attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefits under the Retirement Plan. The table below reflects the pension benefit payable to a participant assuming various levels of earnings and years of service.

         The following table sets forth the estimated annual benefits payable upon retirement at age 65 for the period ended September 30, 1998.


       Career                                                   Years of Benefit Service
       Average
    Compensation
--------------------                  ----------------------------------------------------------------------------
                                          15               20              25              30              35
--------------------                  -----------      ----------      ----------      ----------      -----------

    $  15,000 ......................      $ 4,500         $ 6,000         $ 7,500         $ 9,000          $10,500
    $  30,000 ......................        9,000          12,000          15,000          18,000           21,000
    $  45,000 ......................       13,500          18,000          22,500          27,000           31,500
    $  60,000 ......................       18,000          24,000          30,000          36,000           42,000
    $  75,000 ......................       22,500          30,000          37,500          45,000           52,500
    $  90,000 ......................       27,000          36,000          45,000          54,000           63,000
    $ 105,000 ......................       31,500          42,000          52,500          63,000           73,500
    $ 120,000 ......................       36,000          48,000          60,000          72,000           84,000
    $ 135,000 ......................       40,500          54,000          67,500          81,000           94,500
    $ 150,000 ......................       45,000          60,000          75,000          90,000          105,000
    $ 160,000 ......................       48,000          64,000          82,500          96,000          112,000


         The benefits listed in the table above for the Retirement Plan are not subject to a deduction for Social Security benefits or any other offset amount. As of September 30, 1998, Ms. Beard had 4 years, 9 months of credited service.

         Deferred Compensation Plan. The Bank maintains a deferred compensation plan for selected employees and directors of the Bank who desire to defer a portion of their compensation. This plan is a non-qualified deferred compensation plan which provides key employees and directors an opportunity to defer receipt of a portion of their compensation, including any bonuses, payable to them by the Bank until a separation from service or death. Upon a participant's separation from service the participant shall receive his or her account balance in a lump sum cash payment unless the participant elects to receive installment payments over a period of time not to exceed ten years. In the event of a participant's death, the value of the participant's account balance shall be paid to a designated beneficiary or, if none, by the participant's surviving spouse or estate in a single sum cash payment. If a participant owes any amounts to the Bank at the time of his or her distribution, the Bank has the right to offset such amounts against the participant's account balance.

         Supplemental Executive Retirement Plan. The Bank implemented a supplemental executive retirement plan to provide for supplemental benefits to employees whose benefits under the ESOP and/or 401(k) Plan are reduced by limitations imposed by the Internal Revenue Code of 1986, as amended. From time to time, the Board will designate which employees may participate in this additional supplemental executive retirement plan. This supplemental executive retirement plan is an "unfunded" promise to pay supplemental benefits in the future and the benefits under the plan remain subject to the claims of the Bank's general creditors. The Bank may establish a grantor trust in connection with the plan to satisfy the obligations of the Bank under the plan. The grantor trust would be permitted to invest in a wide-variety of investments, including Company Common Stock.

         Management Supplemental Executive Retirement Plan. The Bank implemented a non-qualified management supplemental executive retirement plan ("MSERP") to provide certain officers and highly compensated employees of the Bank and its affiliates, including the Company, with additional retirement benefits. The MSERP benefit is intended to make up benefits lost under the ESOP allocation procedures to participants who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the benefits under the MSERP are determined by first: (i) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (ii) first reducing the number determined by (i) above by the number of shares actually allocated to the participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. Benefits under the MSERP vest in 20% annual increments over a five year period commencing as of the date of a participant's participation in the MSERP. The vested portion of the MSERP participant's benefits are payable to the participant upon Retirement (as defined in the ESOP) or to the participant's beneficiary in the event of the participant's death.

Transactions With Certain Related Persons

         Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         The Bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1998, the Bank had $1.2 million of loans to executive officers or directors. All of the Bank's loans to executive officers and directors had balances of less than $100,000 as of September 30, 1998 and were made by the Bank in the ordinary course of business with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

         The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

                     PROPOSAL 2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         The Company's independent auditors for the fiscal year ended September 30, 1998 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as the independent auditors for the Bank and the Company for the fiscal year ending September 30, 1999, subject to ratification of such appointment by the shareholders.

         Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

         Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted "FOR" ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                             ADDITIONAL INFORMATION

Shareholder Proposals

         To be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders not later than August 26, 1999. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at a Special or Annual Meeting

         The Bylaws of the Company set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any Annual Meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.


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Other Matters Which May Properly Come Before the Meeting

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

         A COPY OF THE FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO MEGAN KENNEDY, NORTHEAST PENNSYLVANIA FINANCIAL CORP., 12 E. BROAD STREET, HAZLETON, PENNSYLVANIA 18201.


                                             By Order of the Board of Directors


                                             /s/ Megan Kennedy
                                             Megan Kennedy
                                             Corporate Secretary

Hazleton, Pennsylvania
December 24, 1998




            YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN
              PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
              MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY
               RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                       15

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